Exhibit 99.4
                              ORPHAN MEDICAL, INC.
                            CONDENSED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                           -----------------------------
                                                               1999             1999
                                                           ------------     ------------
                                                           (unaudited)       (proforma)
Assets
Current assets:
Cash and cash equivalents                                  $    205,678     $    205,678
Available-for-sale securities                                 3,827,236       14,547,236
Other current assets                                          1,808,380        1,808,380
                                                           ------------     ------------
Total current assets                                          5,841,294       16,561,294

Property and equipment, net                                     352,933          352,933

Other assets                                                     46,951           46,951
                                                           ------------     ------------
Total assets                                               $  6,241,178     $ 16,961,178
                                                           ============     ============

Liabilities and shareholders' equity
Current liabilities:
Accounts payable                                           $    564,102     $    564,102
Accrued expenses                                              2,115,868        2,115,868
                                                           ------------     ------------
Total current liabilities                                     2,679,970        2,679,970

Commitments                                                          --               --

Shareholders' equity:
Convertible preferred stock                                         111              111
Common stock                                                     66,062           79,712
Additional paid-in capital                                   43,743,664       54,450,014
Accumulated deficit                                         (40,243,874)     (40,243,874)
                                                           ------------     ------------
                                                              3,565,963       14,285,963
Unrealized gain (loss) on available-for-sale securities          (4,755)          (4,755)
                                                           ------------     ------------
Total shareholders' equity                                    3,561,208       14,281,208
                                                           ------------     ------------
Total liabilities and shareholders' equity                 $  6,241,178     $ 16,961,178
                                                           ============     ============

The proforma balance sheet at December 31, 1999 reflects the February 2000 sales of 1,365,000 newly issued shares of common stock for net proceeds of $10,720,000, as if the transactions had occurred as of that date.